EXHIBIT 99.1

First Capital, Inc. Reports Quarterly Earnings

CORYDON, Ind., April 24, 2019 (GLOBE NEWSWIRE) -- First Capital, Inc. (the “Company”) (NASDAQ:  FCAP), the holding company for First Harrison Bank (the “Bank”), today reported net income of $2.1 million or $0.64 per diluted share for the quarter ended March 31, 2019, compared to $2.1 million or $0.64 per diluted share for the quarter ended March 31, 2018.  An increase in net interest income after provision for loan losses was offset by increases in noninterest expense and income tax expense.

Net interest income after provision for loan losses increased $527,000 for the quarter ended March 31, 2019 as compared to the same period in 2018.  Interest income increased $894,000 when comparing the periods due to increases in the average tax-equivalent yield on interest-earning assets from 3.87% for the first quarter of 2018 to 4.19% for the first quarter of 2019 and in the average balance of interest-earning assets from $710.9 million for the first quarter of 2018 to $741.0 million for the first quarter of 2019.  Interest expense increased $114,000 when comparing the periods due to increases in the average balance of interest-bearing liabilities from $540.8 million for the first quarter of 2018 to $558.6 million for the first quarter of 2019 and the average cost of interest-bearing liabilities from 0.25% to 0.33% when comparing the same two periods.  As a result of the changes in interest-earning assets and interest-bearing liabilities, the interest rate spread increased from 3.62% for the quarter ended March 31, 2018 to 3.86% for the same period in 2019.

Based on management’s analysis of the allowance for loan losses, the provision for loan losses increased from $197,000 for the quarter ended March 31, 2018 to $450,000 for the quarter ended March 31, 2019 due primarily to growth in the loan portfolio.  The Bank recognized net charge-offs of $176,000 for the quarter ended March 31, 2019 compared to $200,000 for the same period in 2018.

Noninterest income decreased $21,000 for the quarter ended March 31, 2019 as compared to the same period in 2018.  Gains on the sale of securities and gains on the sale of loans decreased $98,000 and $82,000, respectively, when comparing the two periods.  This was partially offset by a $131,000 unrealized gain on equity securities recognized during the first quarter of 2019.

Noninterest expense increased $411,000 for the quarter ended March 31, 2019 as compared to the same period in 2018, due primarily to increases in compensation and benefits expense of $148,000, data processing expense of $94,000 and net losses on foreclosed real estate of $74,000.

Income tax expense increased $81,000 for the first quarter of 2019 as compared to the first quarter of 2018 primarily due to a reduction in benefits from a tax credit entity recognized for the quarter ended March 31, 2019.   As a result, the effective tax rate for the quarter ended March 31, 2019 was 17.1% compared to 14.5% for the same period in 2018.

Total assets increased $19.7 million to $813.9 million at March 31, 2019 from $794.2 million at December 31, 2018.  Net loans receivable and cash and cash equivalents increased $15.5 million and $14.4 million, respectively, from December 31, 2018 to March 31, 2019 while investment securities decreased $6.8 million.  Deposits increased $16.9 million to $718.5 million at March 31, 2019 due primarily to increases in both noninterest-bearing and interest-bearing demand deposits.  Nonperforming assets (consisting of nonaccrual loans, accruing loans 90 days or more past due, troubled debt restructurings on accrual status, and foreclosed real estate) increased from $6.9 million at December 31, 2018 to $7.0 million at March 31, 2019.

At March 31, 2019, the Bank was considered well-capitalized under applicable federal regulatory capital guidelines.

The Bank currently has eighteen offices in the Indiana communities of Corydon, Edwardsville, Greenville, Floyds Knobs, Palmyra, New Albany, New Salisbury, Jeffersonville, Salem, Lanesville and Charlestown and the Kentucky communities of Shepherdsville, Mt. Washington and Lebanon Junction.

Access to First Harrison Bank accounts, including online banking and electronic bill payments, is available through the Bank’s website at www.firstharrison.com.  The Bank offers non-FDIC insured investments to complement its offering of traditional banking products and services through its business arrangement with LPL Financial LLC (“LPL”), member SIPC.  For more information and financial data about the Company, please visit Investor Relations at the Bank’s aforementioned website. The Bank can also be followed on Facebook.

Cautionary Note Regarding Forward-Looking Statements

This press release may contain certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements can be identified by the use of the words “anticipate,” “believe,” “expect,” “intend,” “could” and “should,” and other words of similar meaning. Forward-looking statements are not historical facts nor guarantees of future performance; rather, they are statements based on the Company’s current beliefs, assumptions, and expectations regarding its business strategies and their intended results and its future performance.

Numerous risks and uncertainties could cause or contribute to the Company’s actual results, performance and achievements to be materially different from those expressed or implied by these forward-looking statements.  Factors that may cause or contribute to these differences include, without limitation, general economic conditions, including changes in market interest rates and changes in monetary and fiscal policies of the federal government; competition; the ability of the Company to execute its business plan; legislative and regulatory changes; and other factors disclosed periodically in the Company’s filings with the Securities and Exchange Commission.

Because of the risks and uncertainties inherent in forward-looking statements, readers are cautioned not to place undue reliance on them, whether included in this press release, the Company’s reports, or made elsewhere from time to time by the Company or on its behalf.  These forward-looking statements are made only as of the date of this press release, and the Company assumes no obligation to update any forward-looking statements after the date of this press release.

Contact:
Chris Frederick
Chief Financial Officer
812-734-3464

FIRST CAPITAL, INC. AND SUBSIDIARY
Consolidated Financial Highlights (Unaudited)

	Three Months Ended
	March 31,
OPERATING DATA	2019	2018
(Dollars in thousands, except per share data)

Total interest income	$7,658	$6,764
Total interest expense	456	342
Net interest income	7,202	6,422
Provision for loan losses	450	197
Net interest income after provision for loan losses	6,752	6,225

Total non-interest income	1,505	1,526
Total non-interest expense	5,665	5,254
Income before income taxes	2,592	2,497
Income tax expense	442	361
Net income	2,150	2,136
Less net income attributable to the noncontrolling interest	3	3
Net income attributable to First Capital, Inc.	$2,147	$2,133

Net income per share attributable to First Capital, Inc.
common shareholders:
Basic	$0.64	$0.64

Diluted	$0.64	$0.64

Weighted average common shares outstanding:
Basic	3,329,844	3,326,464

Diluted	3,339,944	3,332,135

OTHER FINANCIAL DATA

Cash dividends per share	$0.23	$0.23
Return on average assets (annualized)	1.08%	1.12%
Return on average equity (annualized)	9.87%	10.70%
Net interest margin	3.95%	3.68%
Interest rate spread	3.86%	3.62%
Net overhead expense as a percentage
of average assets (annualized)	2.86%	2.76%

	March 31,	December 31,
BALANCE SHEET INFORMATION	2019	2018
(Dollars in thousands)

Cash and cash equivalents	$55,543	$41,112
Interest-bearing time deposits	6,735	7,710
Investment securities	255,035	261,841
Gross loans	454,120	438,325
Allowance for loan losses	4,339	4,065
Earning assets	756,908	732,366
Total assets	813,861	794,162
Deposits	718,531	701,646
Stockholders' equity, net of noncontrolling interest	89,113	85,844
Non-performing assets:
Nonaccrual loans	3,371	3,055
Accruing loans past due 90 days	62	2
Foreclosed real estate	2,999	3,142
Troubled debt restructurings on accrual status	552	703
Regulatory capital ratios (Bank only):
Tier 1 - average total assets	9.74%	9.57%
Tier 1 - risk based assets	13.81%	13.87%
Total risk-based	14.60%	14.62%